6.17 Loan Commitment from Comerica Bank

-----------------------------------------------------------------------
Comerica Bank

                                             Comerica Private Banking
                                             1400 N. Woodward Ave.
                                             Suite 255
                                             Bloomfield Hills, MI 48304
                                             248-901-4603

                                             Lora McEachern
                                             Vice President

Tuesday, July 28, 1998

Joseph Antonini
J.E.A. Enterprises, L.L.C.
1800 West Maple Road
Suite 100
Troy, MI 48084

Dear Mr. Antonini:

Thank you for giving us the opportunity to discuss your investment in Andretti Wine Group. I am pleased to confirm that Comerica Bank (Comerica) has approved the following secured term loans and line of credit ("the Loan") in the name of AWG, Ltd. The following shall evidence the terms and understanding in relation thereto (collectively the "Commitment"):

LOAN #1
Borrower       AWG, Ltd.
--------       ---------

Purpose        To refinance the current mortgage and other debt obligations.

Amount         $1,650,000

Term           Up to a seven year term with 15 year amortization

Interest Rate  Interest will be calculated at your option based on the following:

               A) A variable rate based on Comerica's Prime Rate. The interest rate changes are effective as and when Comerica's Prime Rate changes. As of today, Comerica's Prime Rate is equivalent to 8.50%.

               B) A fixed interest rate as quoted by the Bank and accepted by the Borrower, to be determined at the time of closing. As of today, the fixed interest rate is equivalent to 7.60%.

 Late Fee In addition, a late charge equal to 5% of each late payment will be charged within 10 calendar days after the payment due date.

Repayment      The loan will be repaid in monthly installments of
               approximately $15,293 inclusive of interest (based on a fixed interest rate of 7.60%). In the event of a change in the variable rate of interest applicable to the loan, this payment amount may be recalculated from time to time at Comerica's option to provide for proper amortization within the loan term. Additionally, all payments are to be automatically deducted from a Comerica Bank checking account, otherwise a $10.00 monthly fee will be added to the monthly payment amount.

Prepayment     The note will contain a prepayment premium,
               but the calculation will be determined by the rate of interest selected by the Borrower. If Borrower selects a variable rate, option A is applicable; if Borrower selects a fixed rate, option B is applicable.

               A) No prepayment premium. Borrower may prepay the principal in whole or in part at any time.

               B) Upon five (5) days written notice to Comerica, or at any time upon any voluntary or involuntary payment (whether by acceleration of the note or otherwise), Borrower may prepay the note in whole or in part in an amount of at least $10,000.00 upon payment of the prepayment premium as outlined in the note.

Collateral     A first real state mortgage on property located at 4162 Big
               Ranch Road, Napa, California. Subject to a Phase I environmental audit satisfactory to the Bank. Maximum loan to value of 75%. To be cross-collateralized with Loans #2 and #3 below.

Guaranties     The loan will be supported by the unsecured personal
               guaranties of Joseph Antonini and Mario Andretti, each limited to 50% of the loan balance.

Commitment Fee One-half percent (1/2%) of the loan amount, plus out of pocket fees, payable at closing.

Other Fees     Borrower agrees to pay all out-of-pocket fees and closing
               costs, including, but not limited to, appraisal, filing, recording, title, and attorney fees.

Insurance      Borrower must maintain hazard insurance naming Comerica as mortgagee or loss payee on any assets taken as collateral by Comerica.

LOAN #2
Borrower       AWG, Ltd.
--------       ---------
Purpose        To refinance the current mortgage and other debt obligations

Amount         $850,000

Term           Seven year term with 7 year amortization

Interest Rate  Interest will be calculated at your option based on the following:

               A) A variable rate based on Comerica's Prime Rate. The interest rate changes are effective as and when Comerica's Prime Rate changes. As of today, Comerica's Prime Rate is equivalent to 8.50%.

               B) A fixed interest rate as quoted by the Bank and accepted by the Borrower, to be determined at the time of closing. As of today, the fixed interest rate is equivalent to 7.60%.

Late Fee In addition, a late charge equal to 5% of each late payment will be charged within 10 calendar days after the payment due date.

Repayment      The loan will be repaid in monthly installments of
               approximately $12,997 inclusive of interest (based on a fixed interest rate of 7.60%). In the event of a change in the variable rate of interest applicable to the loan, this payment amount may be regulated from time to time at Comerica's option to provide for proper amortization within the loan term.
               Additionally, all payments are to be automatically deducted from a Comerica Bank checking account, otherwise a $10.00 monthly fee will be added to the monthly payment amount.

Prepayment     The note will contain a prepayment premium but the calculation will be determined by the rate of interest selected by the Borrower. If Borrower selects a variable rate, option A is applicable; if Borrower selects a fixed rate, option B is applicable.

               A) No prepayment premium. Borrower may prepay the principal in whole or in part at any time.

               B) Upon five (5) days written notice to Comerica, or at any time upon any voluntary or involuntary prepayment (whether by acceleration of her note or otherwise), Borrower may prepay the note in whole or in part in an amount of at least $10,000.00 upon payment of the prepayment premium as outlined in the note.

Collateral     A first security interest on the following business assets:
                 *Machinery and Equipment
                 *Vines
                 *Winery Permit
               To be cross-collateralized with Loan #1 above and Loan #3 below.

Guaranties     The loan will be supported by the unsecured personal
               guaranties of Joseph Antonini and Mario Andretti, each limited to 50% of the loan balance.

Commitment     One-half percent (1/2%) of the loan amount,
Fee            plus out of pocket fees, payable at closing.

Other Fees     Borrower agrees to pay all out-of-pocket fees and closing
               costs, including, but not limited to, appraisal, filing, recording, title, and attorney fees.

Insurance      Borrower must maintain hazard insurance naming Comerica as mortgagee or loss payee on any assets taken as collateral by Comerica.

LOAN #3
Borrower       AWG, Ltd.
--------       ---------
Purpose        To provide a working capital line of credit

Amount         $200,000

Term           One year term; to mature on April, 1999.

Interest Rate  Interest will be calculated at a variable rate based on
               Comerica's Prime Rate plus .25%. The interest rate changes are effective as and when Comerica's Prime Rate changes. As of today, Comerica's Prime Rate is equivalent to 8.50%.

Late Fee In addition, a late charge equal to 5% of each late payment will be charged within 10 calendar days after the payment due date.

Advances Borrower may request advances via telephone or in writing up until 3:00 pm each business day. Verbal requests must be followed up in writing (letter or fax) within three business days. Advances may be made via direct deposit to Borrowers Comerica account, cashier check, or Fed wire. Requests for wires must be in writing. Comerica is not obligated to make any advances under this credit facility.

Repayment      Interest charges are to be paid on a monthly basis.
               Additionally, all payments are to be automatically deducted from a Comerica Bank checking account, otherwise a $10.00 monthly fee will be added to the monthly payment amount.

Collateral     A first security interest on the following business assets:
               *  Accounts Receivable
               *  Inventory
               To be cross-collateralized with Loans #2 and #3 above.

Guaranties     The loan will be supported by the unsecured personal
               guaranties of Joseph Antonini and Mario Andretti, each limited to 50% of the loan balance.

Other Fees     Borrower agrees to pay all out-of-pocket fees and closing
               costs, including, but not limited to, appraisal, filing, recording, title, and attorney fees.

Insurance      Borrower must maintain hazard insurance naming Comerica as mortgagee or loss payee on any assets taken as collateral by Comerica.

Financial      Borrower agrees to provide such financial information as
Information    Comerica Information shall reasonably request from time to time, including annual financial statements and complete federal tax returns for the Borrower and Guarantor(s).

Conditions     As a condition to funding these loans, the following
               requirements must be met:

               * Completion of the initial public offering of the preferred stock under SEC Registration No. 333 with a minimum capital raise of $3,000,000
               * Copies of invoices of equipment purchased since December 31,
                 1997 and to be purchased over the next six months
               * Details of 12/31/96 and 12/31/97 operating expenses
               * Completion of construction for clear title
               * Title insurance coverage satisfactory to the Bank
               * A survey satisfactory to the Bank
               * Flood insurance coverage if required by the Flood Disaster

                 Protection Act of 1973
               * Re-certification of appraisal satisfactory to the Bank
               * Receipt of satisfactory Phase I environmental audit
               * Receipt of complete copies of last two years federal tax returns of Joseph Antonini
               * Evidence of debt repayment for refinances
               * Opening of depository accounts at Comerica Bank
               * Corporate papers and such documentation as required by the
                 Bank's legal counsel in the closing of these loans


Documentation  AS A CONDITION TO FUNDING THIS CREDIT FACILITY, COMERICA MUST
               BE PROVIDED WITH ALL DOCUMENTS AND INFORMATION REQUIRED BY COMERICA, IN FORM AND IN SUBSTANCE, SATISFACTORY TO COMERICA. A FURTHER CONDITION OF ADVANCING UNDER THIS CREDIT FACILITY IS COMERICA'S CONTINUED SATISFACTION WITH THE BORROWERS FINANCIAL CONDITION, OPERATIONS, AND ECONOMIC ENVIRONMENT WHICH MAY BE REVIEWED BY COMERICA AT ANY TIME.

If the foregoing terms and conditions are agreeable to Borrower, please indicate your acceptance of this Commitment by signing below where indicated and return this letter to my attention within 30 days from the date of this letter. If your written acceptance is not received by me within said period of time, this Commitment shall automatically become null and void. This Commitment may only be accepted as drawn, and may not be accepted in part, conditionally or subject to modification. The loan must be fully closed, if at all, on or before October 31, 1998. Neither this Commitment nor any rights under the Commitment are assignable, in whole or in part, voluntarily by operation of law or otherwise.

I appreciate this opportunity to enhance your banking relationship with Comerica Bank's Private Banking division. Please call me at 248-901-4603 if you have any questions regarding the terms of this Commitment or the closing of this transaction.

Sincerely,

/s/ Lora McEachern
------------------
Lora McEachern


ACCEPTANCE
The undersigned hereby accept(s) this Commitment and agree(s) to be fully bound by the terms and conditions set forth therein.

Dated 7/31   , 1998.
      --------
For AWG, Ltd.

By: /s/ Joseph Antonini                                Its: Chairman
    -------------------                                     -------------------
    Joseph Antonini